================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                                (AMENDMENT NO. 1)


                                  DYNACARE INC.
                                  -------------
                                (NAME OF ISSUER)


                                  COMMON SHARES
                                  -------------
                         (TITLE OF CLASS OF SECURITIES)


                                    267920205
                                    ---------
                                 (CUSIP NUMBER)


                                  JULY 25, 2002
                                  -------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13(d)-1 (b)
     [ ] Rule 13(d)-1 (c)
     [X] Rule 13(d)-1 (d)



                        (Continued on following page(s))
                              (Page 1 of 14 Pages)

================================================================================

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 2 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------
---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          JOSHUA LATNER
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (a) [ ]
                                                                                                                         (b) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              Canada

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                           [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          IN

---------------------------- -------------------------------------------------- ---------------------------------------------------




                                       2

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 3 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------

---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          ARFALL HOLDINGS SPRL
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (A) [ ]
                                                                                                                       (B) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              BELGIUM

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                     [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          CO

---------------------------- -------------------------------------------------- ---------------------------------------------------





                                       3

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 4 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------

---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          ASTEROID HOLDINGS SPRL
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (A) [ ]
                                                                                                                         (B) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              BELGIUM

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                         [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          CO

---------------------------- -------------------------------------------------- ---------------------------------------------------







                                       4

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 5 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------

---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          DITLENT HOLDINGS SPRL
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                          (a) [ ]
                                                                                                                        (b) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              BELGIUM

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                         [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          CO

---------------------------- -------------------------------------------------- ---------------------------------------------------






                                       5

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 6 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------

---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          MOOSTER HOLDINGS SPRL
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a) [ ]
                                                                                                                       (b) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              BELGIUM

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          CO

---------------------------- -------------------------------------------------- ---------------------------------------------------





                                       6

---------------------------------- --------------------------------------------             ---------------------------------------
CUSIP No.                          267920205                                       13G                  Page 7 of 14 pages
---------------------------------- --------------------------------------------             ---------------------------------------

---------------------------- -------------------------------------------------- ---------------------------------------------------
             1               NAME OF REPORTING PERSON:                          KAKAO HOLDINGS SPRL
                             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

---------------------------- -------------------------------------------------------------------------------------------- ---------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                          (a) [ ]
                                                                                                                        (b) [ ]
---------------------------- ------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY

---------------------------- -------------------------------------------------- ---------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION:              BELGIUM

---------------------------------- ------ ------------------------------------------------- ---------------------------------------
            NUMBER OF                5    SOLE VOTING POWER:                                0
             SHARES
                                   ------ ------------------------------------------------- ---------------------------------------
          BENEFICIALLY               6    SHARED VOTING POWER:                              0
            OWNED BY
                                   ------ ------------------------------------------------- ---------------------------------------
              EACH                   7    SOLE DISPOSITIVE POWER:                           0
            REPORTING
                                   ------ ------------------------------------------------- ---------------------------------------
           PERSON WITH               8    SHARED DISPOSITIVE POWER:                         0

---------------------------- -------------------------------------------------------------- ---------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

---------------------------- -------------------------------------------------------------------------------------------- ---------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                        [ ]

---------------------------- -------------------------------------------------------------------------------------------- ---------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           0%

---------------------------- -------------------------------------------------- ---------------------------------------------------
            12               TYPE OF REPORTING PERSON:                          CO

---------------------------- -------------------------------------------------- ---------------------------------------------------


ITEM 1

(a)        NAME OF ISSUER:  Dynacare Inc.

(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               20 Eglinton Avenue West
                               Suite 1600
                               Toronto, Ontario M4R 2H1
                               Canada

ITEM 2

(a)        NAME OF PERSON FILING:

                       See Item 1 of the cover pages attached hereto.

(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                       The address for each of the reporting persons is:

                       Avenue Marcel Thiry, #204, 1200 Bruxelles, Belgium

(c)        CITIZENSHIP:

                       See Item 4 of the cover pages attached hereto

(d)        TITLE OF CLASS OF SECURITIES:

                       Common Shares

(e)        CUSIP NUMBER:

                       267920205

ITEM 3
                     Not applicable.

ITEM 4     OWNERSHIP.

           (a)       Amount Beneficially Owned:

                     See Item 9 of the cover pages attached hereto.

           (b)       Percent of Class:

                     See Item 11 of the cover pages attached hereto.

           (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote of

                              See Item 5 of the cover pages attached hereto.

                    (ii)      Shared power to vote or to direct the vote of

                              See Item 6 of the cover pages attached hereto and below.

                    (iii) Sole power to dispose or to direct the disposition of

                              See Item 7 of the cover pages attached hereto.

                    (iv) Shared power to dispose or to direct the disposition of

                              See Item 8 of the cover pages attached hereto and below.

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that as of the date hereof each of the reporting persons has ceased to be the beneficial owner of more than five percent of the shares of securities, check the following box [X].

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                     Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Joshua Latner was the sole shareholder of each of Arfall Holdings Sprl, Asteroid Holdings Sprl, Ditlent Holdings Sprl, Mooster Holdings Sprl and Kakao Holdings Sprl.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10    CERTIFICATION.

                     Not applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 25, 2002
                                     /s/ Joshua Latner
                                     ---------------------------------------
                                     JOSHUA LATNER


                                     ARFALL HOLDINGS SPRL

                                     By: /s/ Joshua Latner
                                         -----------------------------------
                                         Name: Joshua Latner
                                         Title: Director


                                     ASTEROID HOLDINGS SPRL

                                     By: /s/ Joshua Latner
                                         -----------------------------------
                                         Name: Joshua Latner
                                         Title: Director


                                     DITLENT HOLDINGS SPRL

                                     By: /s/ Joshua Latner
                                         -----------------------------------
                                         Name: Joshua Latner
                                         Title: Director


                                     MOOSTER HOLDINGS SPRL

                                     By: /s/ Joshua Latner
                                         -----------------------------------
                                         Name: Joshua Latner
                                         Title: Director

                                     KAKAO HOLDINGS SPRL

                                     By: /s/ Joshua Latner
                                         -----------------------------------
                                         Name: Joshua Latner
                                         Title: Director

                                  EXHIBIT INDEX



Exhibit No.                            Document                         Page No.
-----------                            --------                         --------

     1          Joint Filing Agreement, dated July 25, 2002, among         13
                the reporting persons to file joint statement on
                Schedule 13G.